Exhibit 99.2

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$15,153	$14,529
Accounts receivable, net	53,916	40,844
Merchandise inventories	578,082	445,771
Prepaid expenses and other current assets	16,178	15,533
Deferred income taxes	22,739	13,492
Total current assets	686,068	530,169
Property and equipment, net	201,986	149,209
Goodwill	18,507	85,929
Intangible assets, net	7,612	9,142
Other assets, net	13,305	5,741
Total assets	$927,478	$780,190
Liabilities and stockholders’ equity
Current liabilities:
Cash overdraft	$20,243	$18,482
Accounts payable	93,717	61,015
Accrued expenses and other current liabilities	117,595	106,181
Merchandise advances	26,830	25,127
Borrowings under revolving line of credit	101,144	32,266
Total current liabilities	359,529	243,071
Other long-term liabilities	17,292	11,995
Deferred income taxes	5,165	20,307
Long-term debt	1,416	100,000
Total liabilities	383,402	375,373
Minority interest	1,339	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	295	261
Additional paid-in capital	464,217	326,755
Retained earnings	78,225	77,801
Total stockholders’ equity	542,737	404,817
Total liabilities and stockholders’ equity	$927,478	$780,190

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three months ended December 31
	2006	2005
Net sales	$628,509	$562,756
Cost of goods sold, buying and occupancy	435,636	392,684
Gross profit	192,873	170,072
Selling, general and administrative expenses	135,435	113,114
Goodwill impairment	80,160	—
Operating income (loss)	(22,722)	56,958
Interest expense, net	2,049	2,528
Income (loss) before income taxes	(24,771)	54,430
Income taxes	15,262	20,956
Net income (loss)	$(40,033)	$33,474
Net income (loss) per share:
Basic	$(1.36)	$1.29
Diluted	$(1.36)	$1.14
Weighted average shares outstanding:
Basic	29,369	26,034
Diluted	29,369	29,876

GUITAR CENTER, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Year ended December 31,
	2006	2005
Net sales	$2,029,966	$1,782,499
Cost of goods sold, buying and occupancy	1,435,963	1,262,097
Gross profit	594,003	520,402
Selling, general and administrative expenses	466,555	388,380
Goodwill impairment	80,160	—
Operating income	47,288	132,022
Interest expense, net	8,448	7,339
Gain on sale of property	2,115	—
Income before income taxes	40,955	124,683
Income taxes	40,531	48,005
Net income	$424	$76,678
Net income per share:
Basic	$0.02	$2.96
Diluted	$0.01	$2.67
Weighted average shares outstanding:
Basic	27,686	25,873
Diluted	28,402	29,846